     As filed with the Securities and Exchange Commission on March 22, 1999
                                                          Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      -------------------------------------

                                    FORM S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                      -------------------------------------

                             USA TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

 Pennsylvania                           7359                   23-2679963
(State or other            (Primary Standard Industrial     (I.R.S. Employer
jurisdiction of             Classification Code Number)    Identification No.)
incorporation or
organization)
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
              (Address of principal executive offices and zip code)

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                        MASON SEXTON CONSULTING AGREEMENT
                            (full title of the plan)

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                              George R. Jensen, Jr.
                      President and Chief Executive Officer
                             USA Technologies, Inc.
                                200 Plant Avenue
                            Wayne, Pennsylvania 19087
                                 (610) 989-0340
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                  Copies to:
                           Douglas M. Lurio, Esquire
                           Lurio & Associates, P.C.
                        1760 Market Street, Suite 1300
                             Philadelphia, PA 19103
                                 (215) 665-9300

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                         CALCULATION OF REGISTRATION FEE

 Title of                      Proposed          Proposed
Securities       Amount         Maximum           Maximum          Amount of
  to be           to be     Offering Price       Aggregate       Registration
 Offered       Registered    Per share (1)   Offering Price (1)     Fee(1)
 -------       ----------    -------------   ------------------    --------

Common Stock    180,000          $.16            $28,800             $8.01

(1) Estimated solely for purposes of calculating the registration fee. Pursuant to Rule 457(h), the offering price is based upon the average of the bid and asked price for the Common Stock on the OTC Electronic Bulletin Board on March 15, 1999. The registration fee represents .000278 of the proposed maximum aggregate offering price.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The documents listed in (a) through (d) below are incorporated by reference in the Registration Statement and made a part hereof. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.


         (a) The Registrant's annual report on Form 10-KSB for the fiscal year ended June 30, 1998; and

         (b) The Registrant's Form 10-QSB Quarterly Report for the quarterly period ended September 30, 1998; and

         (c) The Registrant's Form 10-QSB Quarterly Report for the quarterly period ended December 31, 1998; and

         (d) The Registrant's current report on Form 8-K filed on September 16, 1998.

Item 4.  Description of Securities

         The Company is proceeding with the registration of 180,000 shares of Common Stock pursuant to an agreement with Mason Sexton dated March 10, 1999. These shares are being issued for services to be rendered between March 10, 1999 and September 10, 1999.

         The Company is authorized to issue up to 62,000,000 shares of Common Stock, no par value ("Common Stock"), and 1,200,000 shares of undesignated Preferred Stock, 847,961 of which has been designated Series A Convertible Preferred Stock, no par value ("Series A Preferred Stock") and 200,000 shares of which has been designated Series B Equity Participating Preferred Stock, no par value, ("Series B Preferred Stock").

         As of December 31, 1998, there were 40,308,171 shares of Common Stock issued and outstanding.

         The foregoing amount does not reflect shares of Common Stock issuable by the Company upon the conversion of the Series A Preferred Stock or Series B Preferred Stock or any accrued and unpaid dividends thereon. As of December 31, 1998, 667,161 shares of Series A Preferred Stock were issued and outstanding and are convertible into 6,671,610 shares of Common Stock. As of December 31, 1998, a total of 442,084 shares of Series A Preferred Stock have been converted into 5,187,775 shares of Common Stock and $1,679,727 accrued and unpaid dividends thereon have been converted into 1,981,511 shares of Common Stock.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the remaining 673,000 1995 Warrants, 868,000 1996 Warrants, 40,000 1996-B Warrants, 15,000 1997 Warrants, 40,000 1998-A Warrants, 1,390,000
1998-B Warrants or the 1,100,000 Warrants held by affiliates and/or consultants to GEM Advisors, Inc., issued and outstanding as of December 31, 1998.

         The foregoing amount also does not include the Common Stock issuable upon the exercise of the outstanding stock options or purchase rights to acquire Common Stock. As of December 31, 1998, there was a total of 152,800 Common Stock Purchase Rights outstanding at a price of $1.00 per share. As of December 31, 1998, there was a total of 3,751,000 options outstanding to purchase Common Stock at exercise prices ranging from $.05 to $.50 per share, of which 3,601,000 were vested. Many of the options and purchase rights granted were issued at or above fair market value on the date of grant, and those that were issued below fair market value have resulted in an appropriate charge against earnings during the period the options were issued.

         The holder of each share of Common Stock is entitled to one vote on all matters submitted to a vote of the shareholders of the Company, including the election of directors. There is no cumulative voting for directors.

         The holders of Common Stock are entitled to receive such dividends as the Board of Directors may from time to time declare out of funds legally available for payment of dividends. No dividends may be paid on the Common Stock until all accumulated and unpaid cumulative dividends on the Series A Preferred Stock have been paid. Upon any liquidation, dissolution or winding up of the Company, holders of shares of Common Stock are entitled to receive pro rata all assets of the Company available for distribution, subject to the liquidation preference of the Series A Preferred Stock of $10.00 per share and any unpaid and accumulated dividends on the Series A Preferred Stock. Shareholders of the Company do not have any preemptive rights to subscribe for or purchase shares, obligations, warrants, or other securities of the Company.

Item 5.  Interests of Named Experts and Counsel

         Not applicable

Item 6.  Indemnification of Directors and Officers

         Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended ("BCL"), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the Company and to purchase and maintain insurance of such indemnification. The Company's By-laws substantively provide that the Company will indemnify its officers, directors, employees and agents to the fullest extent provided by Section 1746 of the BCL.

         Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its By-laws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to Federal, state or local law. The Company's By-laws eliminate the personal liability of the directors to the fullest extent permitted by
Section 1713 of the BCL.


Item 7.  Exemption from Registration Claimed

         Not applicable.


Item 8.  Exhibits

         The following Exhibits are filed as part of this Registration
Statement:

5        Opinion of Lurio & Associates, P.C.

23.1     Consent of Lurio & Associates, P.C. (included in the opinion filed as
         Exhibit 5 hereto.)

23.2     Consent of Ernst & Young LLP, Independent Auditors.

28 Consulting Agreement between Mason Sexton and USA Technologies, Inc. dated March 10, 1999

Item 9.  Undertakings

         The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually in the aggregate, represent a fundamental change in the information in the registration statement; and

            (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         Except that, subparagraph (i) and (ii) of this paragraph do not apply provided that the information required in a post-effective amendment is incorporated by reference from periodic reports filed by the issuer under the Securities Exchange Act of 1934.

              (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be treated as a new registration statement relating to the securities offered herein, and shall treat the offering of such securities at that time as the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (4) That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on March 22, 1999.

                                    USA TECHNOLOGIES, INC.


                           By:      /s/ George R. Jensen, Jr.
                                    -------------------------------------
                                    George R. Jensen, Jr.,
                                    President and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been duly signed below by the following persons in the capacities and on the date indicated.

         Signature                                   Title                                  Date
         ---------                                  -----                                  ----

/s/ George R. Jensen, Jr.                    Chairman of the Board,                     March 22, 1999
---------------------------                  President and Chief
George R. Jensen, Jr.                        Executive Officer,
                                             (Principal Executive Officer)


/s/ Stephen P. Herbert                       Executive Vice President--Chief            March 22, 1999
---------------------------                  Operating Officer, Director
Stephen P. Herbert


/s/ Leland P. Maxwell                        Senior Vice President, Chief               March 22, 1999
---------------------------                  Financial Officer, Treasurer
Leland P. Maxwell                            (Principal Accounting Officer)


/s/ William W. Sellers
---------------------------                  Director                                   March 22, 1999
William W. Sellers


/s/ Peter G. Kapourelos                      Director                                   March 22, 1999
---------------------------
Peter G. Kapourelos


/s/ Henry B. duPont Smith                    Director                                   March 22, 1999
---------------------------
Henry B. duPont Smith

/s/ William L. Van Alen, Jr.                 Director                                   March 22, 1999
---------------------------
William L. Van Alen, Jr.


                                  EXHIBIT INDEX



Exhibit No.                Description                                  Page No.
-----------                -----------                                  --------

5                          Opinion of Lurio & Associates, P,C.

23.1                       Consent of Lurio & Associates, P,C.
                           (included in the opinion filed
                           as Exhibit 5 hereto)

23.2                       Consent of Independent Auditors

28                         Consulting Agreement between
                           Mason Sexton and USA Technologies
                           dated March 10, 1999